   As filed with the Securities and Exchange Commission on June 7, 1996
                                                        File No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                     Under

                           The Securities Act of 1933

                      CREATIVE LEARNING PRODUCTS, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                  New Jersey                     22-2930106
         -------------------------------  -----------------------------
         (State or Other Jurisdiction of            (I.R.S. Employer
         Incorporation or Organization)             Identification No.)



150 Morris Avenue, Suite 205, Springfield, New Jersey               07081
- -------------------------------------------------------------------------
(Address of Principal Executive Offices)                        (Zip Code)


               Consulting Agreement dated as of April 16, 1996
               -----------------------------------------------
                          (Full Title of the Plan)


                               Mr. Peter J. Jegou
                        Creative Learning Products, Inc.
                          150 Morris Avenue, Suite 205
                             Springfield, NJ  07081
                               (201) 467-0266
          ---------------------------------------------------------
          (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:

                             Robert W. Berend, Esq.
                              Gold & Wachtel, LLP
                              110 East 59th Street
                              New York, NY  10022

                        CALCULATION OF REGISTRATION FEE


                               Proposed      Proposed
   Title of                    Maximum       Maximum
   Securities     Amount       Offering      Aggregate  Amount of
   to be          to be        Price         Offering   Registra-
   Registered     Registered   Per Share(1)  Price(1)   tion Fee
   -------------  ----------   -----------   --------   ---------

   Common Stock,  2,000,000    $0.75         $750,000   $259
   no par value   shares


- --------------------

(1) Estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price and the registration fee for the shares to be issued upon the exercise of the CLPI Warrants are computed, pursuant to Rule 457(h), on the basis of the exercise price of the CLPI Warrant as set forth in the Consulting Agreement.

                                   PROSPECTUS

                        CREATIVE LEARNING PRODUCTS, INC.

                                2,000,000 SHARES

                                       OF

                           COMMON STOCK, NO PAR VALUE
                    ISSUABLE UPON THE EXERCISE OF A WARRANT
                            EXPIRING APRIL 15, 1999


                       -------------------------------

         CONSULTING AGREEMENT DATED AS OF APRIL 16, 1996 BY AND BETWEEN
              CREATIVE LEARNING PRODUCTS, INC. AND LYLE K. PFEFFER

                       -------------------------------



          This Prospectus relates to an offering by Creative Learning Products, Inc. ("CLPI") of an aggregate of 2,000,000 shares of CLPI's Common Stock, no par value (the "Common Stock"), to be issued to Lyle K. Pfeffer (the "Consultant") upon the exercise of a warrant expiring April 15, 1999 (the "Warrant") granted pursuant to a written consulting agreement dated as of April 16, 1996 (the "Agreement") by and among CLPI and the Consultant.


                       -------------------------------



          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                       -------------------------------


     This Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.


                       -------------------------------


                  The date of this Prospectus is June 7, 1996

                             AVAILABLE INFORMATION


     CLPI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Because the Common Stock is traded on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System, reports, proxy and information statements and other information concerning CLPI can also be inspected by contacting the National Association of Securities Dealers, Inc. (the "NASD"), NASDAQ Reports Section, at 1735 K Street, N.W., Washington, D.C. 20006-1506.

     CLPI has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to an aggregate of 2,000,000 shares of the Common Stock to be issued to the Consultant upon the exercise of the Warrant granted pursuant to the Agreement. This Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to CLPI and the shares of the Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete and, where any such document is an exhibit to the Registration Statement or is incorporated herein by reference, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

     CLPI will provide without charge to each person to whom a Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in the Prospectus (not including exhibits to such information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests for such copies should be directed to Creative Learning Products, Inc., Attention: Walter J. Krzanowski, Chief Financial Officer, 150 Morris Avenue, Suite 205, Springfield, NJ 07081, Telephone: (201) 467-0266.

     No person has been authorized by CLPI to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by CLPI. Neither the delivery of this Prospectus nor any distribution of the shares of the Common Stock underlying the warrants under the terms of the consulting agreement (which constitutes the plan) shall, under any circumstances, create any implication that there has been no change in the affairs of CLPI since the date hereof.

         CONSULTING AGREEMENT DATED AS OF APRIL 16, 1996 BY AND BETWEEN
                        CREATIVE LEARNING PRODUCTS, INC.
                                      AND
                                LYLE K. PFEFFER

                            ---------------------

              2,000,000 SHARES OF THE COMMON STOCK, NO PAR VALUE,
                ISSUABLE UPON THE EXERCISE OF A WARRANT EXPIRING
                                 APRIL 15, 1999


                                     PART I


ITEM 1. PLAN INFORMATION


GENERAL PLAN INFORMATION

     Creative Learning Products, Inc., a New Jersey corporation ("CLPI"), is offering by this Prospectus an aggregate of 2,000,000 shares (the "Shares") of CLPI's Common Stock, no par value (the "Common Stock"), to be issued upon the exercise of a Common Stock purchase warrant issued pursuant to a written consulting agreement dated as of April 16, 1996 (the "Agreement") by and among CLPI and Lyle K. Pfeffer (the "Consultant"). Under the Agreement the Consultant has provided and will continue to provide, certain consulting services, as hereinafter described, to CLPI. The Consultant has accepted, as compensation for his services, a Common Stock purchase Warrant expiring April 15, 1999 (the "Warrant"), to purchase 2,000,000 shares of the Common Stock (the "Shares"). The purpose of the form of compensation provided for in the Agreement is to provide the Consultant with an opportunity to acquire the Shares on favorable terms by exercising the Warrant and thereby create a proprietary interest in the progress and success of the business of CLPI and provide him with maximum incentive to perform his consulting services at the highest possible level.

     The following description of the Agreement is only a summary and does not purport to be complete. It is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is filed as Exhibit 4(b) to the Registration Statement of which this Prospectus is a part and is incorporated herein by this reference.

     Pursuant to the Agreement, the Consultant agreed to assist CLPI with respect to CLPI's relationships with its shareholders, potential investors in CLPI and industry analysts, but not with respect to the offer or sale of securities in a capital raising transaction. Services have been, and will continue to be, provided by the Consultant as CLPI may reasonably request. The term of the Agreement is for two years commencing on April 16, 1996. Either CLPI or the Consultant may terminate the Agreement earlier for cause (as such term is defined), see "Forfeitures and Penalties".

     CLPI has agreed to file this Registration Statement with respect to the Shares. CLPI will pay all expenses related to this Registration Statement. The Consultant has represented that he has acquired the Warrant for investment purposes only and not with a view to, or in connection with, the resale or distribution thereof.

     The Agreement contains provisions, hereinafter summarized, relating to non-disclosure of confidential information by the Consultant, indemnification and other matters.

     The Agreement is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     CLPI and its subsidiaries are referred to herein as the "Company."

SECURITIES TO BE OFFERED

     Pursuant to the Agreement, the number of the shares of the Common Stock as to which the Warrant was granted and is to be exercised is 2,000,000 shares.

EMPLOYEES WHO MAY PARTICIPATE IN THE PLAN

     The Consultant may exercise the Warrants prior to their Expiration Date.

PURCHASE OF SECURITIES PURSUANT TO THE PLAN
AND PAYMENT FOR SECURITIES OFFERED

     The Warrant may be exercised until the close of business on April 15, 1999 (the "Expiration Date") for up to 2,000,000 shares of the Common Stock at an exercise price of $0.75 per share.

     Subject to the limitations in the preceding paragraph, the Consultant may exercise the Warrant with respect to all of the Shares then available for purchase or with respect to such lesser number of shares of the Shares as he, from time to time, desires prior to the Expiration Date or the Warrant's earlier termination.

     The Warrant will be deemed exercised upon receipt by CLPI, at its principal office, during the term of the Warrant of (a) a written notice signed by the Consultant advising of the Consultant's exercise of the Warrant with respect to the specified number of shares of the Shares and (b) payment in the form of a check, bank draft or money order of the full purchase price for the number of shares of the Shares covered by the notice. A check, bank draft or money order will be accepted as payment, subject to collection, and stock certificates registered in the name of the Consultant for the number of shares of the Shares covered by such exercise will be delivered by CLPI within five business days after such collection. The shares of the Common Stock to be issued upon exercise will be issued from authorized but unissued shares (or, if available and the Board of Directors of CLPI so directs, from treasury shares) and CLPI will not purchase shares in the open market for such purpose.

WITHDRAWAL FROM THE PLAN; ASSIGNMENT OF INTEREST

     The Warrant may be assigned in whole or in part by the Consultant upon execution of an assignment by the Consultant.

FORFEITURES AND PENALTIES

     The Agreement may be terminated upon (a) the Consultant's or CLPI's material breach of his or its covenants and agreements under the Agreement or
(b) the Consultant (i) being convicted of a felony under the laws of any state or the United States, whether directed toward the Company or otherwise, or (ii) committing larceny, embezzlement or other act of fraud or dishonesty against the Company, or (ii) using the Company's facilities or premises for the conduct of illegal or unlawful activities, transactions or businesses. The defaulting party has 30 days to cure any default under (a) above. If the Agreement is terminated prior to the full exercise of the Warrant for reasons other than the default of CLPI, the Warrant terminates as to the shares for which it has not been exercised on a pro rata basis.

TAX EFFECTS OF PLAN PARTICIPATION

     The following is a summary of the Federal income tax provisions under the Code currently applicable to the Warrant, including the consequences of exercise, based upon advice to CLPI by Gold & Wachtel, LLP, its counsel. The Consultant should consult his own tax advisors concerning legislative or administrative developments, as well as his individual Federal income tax position before exercising the Warrant or disposing of any shares of the Shares acquired upon the exercise of the Warrant. CLPI makes no representation as to the tax status or effect of the Warrant under the Code or the tax consequences under the laws of any state or other jurisdiction of the granting of the Warrant, any exercise thereof or of any sale of any shares of the Shares acquired pursuant thereto.

     The grant of a Warrant under the Agreement has no immediate tax consequences to the Consultant or CLPI under the Code. Upon the exercise of the Warrant, the Consultant will recognize ordinary income and CLPI will be entitled to a deduction in an amount equal to the excess of the fair market value of the shares of the Shares as to which the Warrant is exercised over the exercise price on the date of the exercise of the Warrant. The Consultant's tax basis in such shares of the Shares will be the exercise price plus the amount of ordinary income recognized by the Consultant, and the Consultant's holding period will commence on the date of exercise.

     Upon a subsequent sale of any shares of the Shares, any difference between the tax basis of such shares of the Shares and the amount realized on the sale is treated under the Code as short-term or long-term capital gain or loss, depending on the holding period of such shares of the Shares.

     Ordinary income recognized by virtue of the exercise of a Warrant is subject to applicable withholding as required by law.


ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE AGREEMENT
ANNUAL INFORMATION

     CLPI will provide, without charge, to the Consultant, upon its written or oral request, a copy of CLPI's latest Annual Report on Form 10-KSB for the fiscal year ended May 31, 1995, which document is incorporated herein by this reference in this Prospectus and is made a part hereof. There is also incorporated herein by this reference and made a part hereof, all documents filed and to be filed by CLPI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered by this Prospectus have been sold or which deregisters all securities then remaining unsold. Requests for such information should be directed to Walter J. Krzanowski, Chief Financial Officer, Creative Learning Products, Inc., 150 Morris Avenue, Suite 205, Springfield, NJ 07081; Telephone: (201) 467-0266.

- ------------------------------------------

           TABLE OF CONTENTS


                                    Page
                                    ----
Available Information...............  2
Plan Information
  General Plan Information..........  4
  Securities To Be Offered..........  5
  Employees Who May
    Participate in the Plan.........  5
  Purchase of Securities
    Pursuant to the Plan and
    Payment For Securities
    Offered.........................  5
  Withdrawal from the Plan;
    Assignment of Interest..........  6
  Forfeitures and Penalties.........  6
  Tax Effects of Plan
    Participation...................  6
Registrant Information and
  Employee Agreement Annual
  Information.......................  7

- ------------------------------------------


- ------------------------------------------

CREATIVE LEARNING
PRODUCTS, INC.

2,000,000 SHARES OF COMMON
STOCK ISSUABLE UPON THE
EXERCISE OF A WARRANT EXPIRING
APRIL 15, 1999

- ------------------------------------------


                         Prospectus dated June 7, 1996

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


     ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

          The Registrant's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1995 and its Quarterly Reports on Form 10-QSB for the quarters ended August 31, 1995, November 30, 1995 and February 29, 1996 are each incorporated by reference in this Registration
     Statement and made a part hereof. There is also incorporated herein by reference hereto and made a part hereof the Registrant's registration statement on Form 8A dated April 25, 1989 and all other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by the Prospectus have been sold or which deregisters all securities then remaining unsold.
     Such documents shall be deemed to be incorporated by this reference and to be made a part hereof from the date of filing of such documents. In addition, the audited consolidated financial statements of the Registrant to be included in subsequently filed documents will be incorporated herein in reliance upon the reports of BDO Seidman, LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firms as experts in accounting and auditing.

     ITEM 4.  DESCRIPTION OF SECURITIES

          Not applicable.

     ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

          The consolidated financial statements of the Registrant appearing in the Registrant's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1995 have been audited by BDO Seidman, LLP, independent auditors, insofar as they related to the fiscal year ended May 31, 1995 and by Ernst & Young LLP, independent auditors, insofar as they related to the fiscal year ended May 31, 1994, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance on the reports of BDO Seidman, LLP and Ernst & Young LLP pertaining to such financial statements given on the authority of each such firm as experts in accounting and auditing.

          The validity of the securities offered hereby will be passed upon for the Registrant by Gold & Wachtel, LLP, 110 East 59th

     Street, New York, New York 10022. Gold & Wachtel, LLP is the holder of 178,750 shares of the Common Stock and a Common Stock purchase warrant to purchase 114,387 shares of the Common Stock at $1.311 per share (both the number of shares and the exercise price being subject to further adjustments pursuant to the antidilution provision thereof), the shares and the Warrant being received in lieu of payments for legal fees.

     ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Article VI of the Articles of Incorporation of the Registrant provides indemnification of persons including directors and officers of the Registrant to the fullest extent permitted by the Business Corporation Act of the State of New Jersey (the "BCA").

          Section 14A:3-5(2) of the BCA empowers a corporation to indemnify a corporate agent (which term includes a director or officer) against his or her expenses and liabilities in connection with any proceeding involving the corporate agent, other than a proceeding by, or in the right of, the corporation, if such corporate agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, such agent has no cause to believe his or her conduct was unlawful. Subsection 14A:3-5(3) of the BCA provides for similar indemnification of a corporate agent in a proceeding by, or in the right of, the corporation, but requires court approval of the actual indemnification. Subsections 14A:3-5(5) through Subsection 14A:3(5)(12) of the BCA further define the procedures relating to indemnification.

          See the last undertaking in Item 17 to this Registration
     Statement.

     ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.

     ITEM 8.  EXHIBITS

          All of the following exhibits except those designated with an asterisk are incorporated herein by reference to a prior registration statement filed under the Securities Act or a periodic report filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act. Those exhibits designated with an asterisk are filed as an exhibit to this Registration Statement.


        Number  Exhibits
        ------  --------

        3(a)    Copy of Articles of Incorporation of the Registrant.(1)

       3(a)(1) Copy of Amendment to Articles of Incorporation of the Registrant filed on December 30, 1988.(1)

       3(a)(2) Copy of Amendment to Articles of Incorporation of the Registrant filed on September 12, 1991.(2)

       3(a)(3) Copy of Certificate of Designations and Preferences of the Series A Preferred Stock of the Registrant filed on September 12, 1991.(2)

       3(a)(4) Copy of Amendment to the Articles of Incorporation of the Registrant filed on May 22, 1992.(2)

       3(a)(5) Copy of Amendment to the Articles of Incorporation of the Registrant filed on June 23, 1992.(2)

       3(a)(6) Copy of Amendment to the Articles of Incorporation of the Registrant filed on August 25, 1993.(2)

       3(a)(7) Copy of Amendment to the Articles of Incorporation of the Registrant filed on January 26, 1994.(3)

       3(b)          Copy of Amended and Restated By-Laws of
                     the Registrant as adopted by shareholders on January 12, 1994.(3)

       4(a)          Specimen of Common Stock Certificate
                     after one-for-four reverse stock split effective January 26, 1994.(3)


- -------------------

(1) Filed as an exhibit to the Registrant's Registration Statement on Form S-8, File No. 33-27027, and incorporated herein by this reference.

(2) Filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended May 31, 1993 and incorporated herein by this reference.

(3) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended February 28, 1994 and incorporated herein by this reference.


Number Exhibits
- ------ --------
*4(b) Copy of Consulting Agreement dated as of April 16, 1996 by and between the Registrant and Lyle K.
       Pfeffer.

     *4(b)(1) Form of Common Stock Purchase Warrant expiring April 15, 1999 issued by the Registrant to Lyle K. Pfeffer.

     *5(a)           Opinion of Gold & Wachtel, LLP.

     *23(a) Consent of Gold & Wachtel, LLP (included in Opinion filed as Exhibit 5).

     *23(b)          Consent of BDO Seidman, LLP.

     *23(c)          Consent of Ernst & Young LLP.



ITEM 17.UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:


     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 7, 1996.

                                CREATIVE LEARNING PRODUCTS, INC.
                                        (Registrant)



                                By:/s/ Peter J. Jegou
                                   -------------------------
                                     Peter J. Jegou
                                     Chairman, President and
                                     Chief Executive Officer



          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 7, 1996.



Signature                        Title
- -------------------------  -------------------------------



/s/ Peter J. Jegou         Principal Executive Officer and
- -------------------------  Director
Peter J. Jegou



/s/ Walter J. Krzanowski   Principal Financial and
- -------------------------  Accounting Officer
Walter J. Krzanowski




/s/ Carol A. Kulina-Jegou  Director
- -------------------------
Carol A. Kulina-Jegou

                                E X H I B I T S

                                 EXHIBIT INDEX




Number                            Exhibit
- ------                            -------

4(b) Copy of Consulting Agreement dated as of April 16, 1996 by and between the Registrant and Lyle K. Pfeffer

4(b)(1)   Copy of Warrant Agreement dated between Lyle K. Pfeffer and the
          Registrant

5(a)      Opinion of Gold and Wachtel, LLP

23(a)     Consent of Gold & Wachtel, LLP is included in their opinion filed as
          Exhibit 5 hereto

23(b)     Consent of BDO Seidman, LLP

23(c)     Consent of Ernst & Young, LLP